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                                     EXHIBIT 11.1



                    FIRST PACIFIC NETWORKS, INC. AND SUBSIDIARIES
                            COMPUTATION OF LOSS PER SHARE
                       (in thousands, except per share amounts)
                                     (unaudited)



                                                      Three Months Ended
                                                           June 30,
                                                           --------
                                                      1995           1996
                                                      ----           ----


Weighted average common shares outstanding
for the period                                        21,848          34,741
                                                    --------        --------

Shares used in loss per share calculation             21,848          34,741
                                                    --------        --------
                                                    --------        --------

Net loss                                            $ (4,193)       $ (5,163)
                                                    --------        --------
                                                    --------        --------

Loss per share applicable to common shareholders    $ ( 0.19)       $  (0.15)
                                                    --------        --------
                                                    --------        --------


    Dilutive common stock warrants and stock options have not been included in the calculation of common and common equivalent shares used to calculate net loss per share, as their inclusion would be antidilutive.


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